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                                                                          Exhibit 21

                                                         SUBSIDIARIES AND JOINT VENTURE OF THE COMPANY


As of March 31, 2001, the Company owned a majority to 100% of the following securities of the following subsidiaries and Joint Venture:

                                                                                            Percentage of Voting
Subsidiary                                      State (Country) of Incorporation              Securities Owned
------------------                              ------------------------------------          ----------------
San Luis Estates, Inc.                          Colorado                                          100.00%
Universal Developers, Inc.                      Wisconsin                                         100.00%
Homespan Realty Co., Inc.                       Wisconsin                                         100.00%
Ecomm Group Inc.                                Wisconsin                                         100.00%
San Sebastian Gold Mines, Inc.                  Nevada                                             82.50%
Mineral San Sebastian, S.A. de C.V.             (El Salvador, Central America)                     52.00%
Commerce/Sanseb Joint Venture                   Wisconsin (and El Salvador, Central                90.00%
                                                America)





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